Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 12 to the Registration Statement on Form N-6 (Nos. 333-149540 and 811-09507) of (i) our report dated April 30, 2019, relating to the financial statements of Farmers Variable Life Separate Account A for the year ended December 31, 2018, and (ii) our report dated April 30, 2019, relating to the statutory financial statements and supplemental schedules of Farmers New World Life Insurance Company for the years ended December 31, 2018 and 2017, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

10/16/2019